EXHIBIT 99.1
2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836
For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Dave Downing	Jeff Elliott or Geralyn DeBusk
CFO and President — International Operations	972-458-8000
402-827-6235
Lindsay Corporation Reports Fiscal 2011 Second Quarter Results
OMAHA, Neb., March 30, 2011—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fiscal second quarter ended February 28, 2011.
Second Quarter Results
Second quarter fiscal 2011 revenues of $120.2 million increased 41 percent from $85.2 million in the same prior year period. Net earnings were $11.3 million or $0.89 per diluted share compared with $6.0 million or $0.48 per diluted share, in the prior fiscal year’s second quarter.
Total irrigation equipment revenues increased 35 percent to $91.7 million from $67.9 million in the prior fiscal year’s second quarter. U.S. irrigation revenues of $66.5 million increased 72 percent, while international irrigation revenues of $25.2 million decreased 14 percent as compared to the same prior year period. Infrastructure revenues increased 65 percent to $28.5 million primarily from increased sales of Quickchange® Moveable BarrierTM (QMB®) product.
Gross margin was 28.3 percent compared to 26.0 percent in the prior year’s second quarter. Infrastructure margins were higher primarily due to increased revenues of higher margin QMB® product. Irrigation margins were comparable to the same prior year period after eliminating the benefit realized from Nebraska’s state economic development incentive wage and investment credits included in last fiscal year’s second quarter margins.
Operating expenses increased $1.7 million to $16.9 million compared to the second quarter of the prior fiscal year primarily on higher research and development expenses, sales commissions for QMB® projects, personnel expenses related to growth and incremental operating expenses related to the Digitec and WMC businesses acquired during the past year. These increases were partially offset by lower expenses for environmental monitoring and remediation as a $0.7 million expense was recorded in the second fiscal quarter of 2010. Operating income was $17.1 million compared to $6.9 million in the same prior year period.
Cash and cash equivalents of $78.4 million were $13.2 million lower compared with last year. Debt decreased $11.8 million over the same period and $7.7 million of cash was used in acquisitions completed in the past year. At February 28, 2011, accounts receivable and inventory balances combined were $29.5 million higher compared to the prior year due to increased business activity.
Lindsay’s backlog of unshipped orders at February 28, 2011 was $64.3 million compared with $59.7 million at November 30, 2010 and $33.6 million at February 28, 2010.

Six Month Results
Total revenues for the six months ended February 28, 2011 were $209.3 million, a 22 percent increase from $171.2 million for the prior year’s six-month period. Total irrigation equipment revenues of $151.6 million increased 25 percent from a year ago, while infrastructure revenues increased 15 percent to $57.7 million. The Company’s operating income for the six-month period was $23.7 million compared to $18.1 million during the same prior year period. Net earnings were $15.6 million or $1.23 per diluted share for the six months ended February 28, 2011, as compared to $12.7 million, or $1.01 per diluted share for the prior year period.
Outlook
Rick Parod, president and chief executive officer, commented, “Conditions in the global agriculture markets point to continued strong demand for irrigation equipment. Commodity prices have improved significantly from the previous year and the USDA projects 2011 net farm income for the U.S. to be the highest on record and 20% higher than 2010. Order flow continues to be strong during the primary irrigation selling season.”
Parod continued, “Our infrastructure segment results improved significantly over the prior year on higher QMB® sales and improvements in the rail and contract manufacturing businesses. The outlook for infrastructure spending remains unclear with uncertain timing on a multi-year U.S. highway bill and significant government budget constraints in Europe.”
Parod added, “For our business overall, the global, long-term drivers of water use efficiency, population growth, increasing importance of biofuels, and improvements in infrastructure safety and security remain positive.”
Second-Quarter Conference Call
Lindsay’s fiscal 2011 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 748-0479 domestically, or (706) 758-9823 internationally, and referring to conference ID # 51553148. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At February 28, 2011, Lindsay had approximately 12.6 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Six months ended
	February 28,		February 28,
(in thousands, except per share amounts)	2011	2010	2011	2010

Operating revenues	$120,168	$85,196	$209,334	$171,166
Cost of operating revenues	86,159	63,067	151,102	123,233

Gross profit	34,009	22,129	58,232	47,933

Operating expenses:
Selling expense	6,911	5,251	13,929	10,774
General and administrative expense	7,265	8,279	15,296	15,615
Engineering and research expense	2,772	1,685	5,336	3,469

Total operating expenses	16,948	15,215	34,561	29,858

Operating income	17,061	6,914	23,671	18,075

Other income (expense):
Interest expense	(213)	(356)	(399)	(817)
Interest income	37	83	79	166
Other income (expense), net	116	(85)	227	60

Earnings before income taxes	17,001	6,556	23,578	17,484

Income tax provision	5,676	578	7,967	4,829

Net earnings	$11,325	$5,978	$15,611	$12,655

Basic net earnings per share	$0.90	$0.48	$1.24	$1.02

Diluted net earnings per share	$0.89	$0.48	$1.23	$1.01

Weighted average shares outstanding	12,548	12,452	12,525	12,415
Diluted effect of stock equivalents	137	127	139	145

Weighted average shares outstanding assuming dilution	12,685	12,579	12,664	12,560

Cash dividends per share	$0.085	$0.080	$0.170	$0.160

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)
	February 28,	February 28,	August 31,
($ in thousands, except par values)	2011	2010	2010
ASSETS
Current Assets:
Cash and cash equivalents	$78,448	$91,635	$83,418
Receivables, net of allowance of $2,331, $2,100 and $2,244, respectively	75,096	53,297	63,629
Inventories, net	54,876	47,197	45,296
Deferred income taxes	5,457	6,645	6,722
Other current assets	10,035	7,629	8,946

Total current assets	223,912	206,403	208,011

Property, plant and equipment, net	58,141	57,414	57,646
Other intangible assets, net	27,807	27,842	27,715
Goodwill, net	28,528	23,867	27,395
Other noncurrent assets	4,869	5,640	4,714

Total assets	$343,257	$321,166	$325,481

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$38,261	$30,514	$26,501
Current portion of long-term debt	4,286	6,171	4,286
Other current liabilities	27,049	29,631	36,295

Total current liabilities	69,596	66,316	67,082

Pension benefits liabilities	6,289	6,407	6,400
Long-term debt	6,428	16,369	8,571
Deferred income taxes	10,746	8,916	10,816
Other noncurrent liabilities	1,798	3,101	3,005

Total liabilities	94,857	101,109	95,874

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 18,257,149, 18,184,620 and 18,184,820 shares issued at February, 2011 and 2010 and August 31, 2010, respectively)	18,257	18,185	18,185
Capital in excess of stated value	32,954	29,972	30,756
Retained earnings	283,751	260,126	270,272
Less treasury stock (at cost, 5,698,448, 5,698,448 and 5,698,448 shares at February 28, 2011 and 2010 and August 31, 2010, respectively)	(90,961)	(90,961)	(90,961)
Accumulated other comprehensive income, net	4,399	2,735	1,355

Total shareholders’ equity	248,400	220,057	229,607

Total liabilities and shareholders’ equity	$343,257	$321,166	$325,481

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	February 28,
($ in thousands)	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$15,611	$12,655
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,880	5,350
Provision for uncollectible accounts receivable	188	267
Deferred income taxes	(575)	(1,768)
Stock-based compensation expense	1,586	1,182
Gain on disposal of fixed assets	(37)	(520)
Other, net	(336)	(85)
Changes in assets and liabilities:
Receivables	(10,137)	(11,025)
Inventories	(8,003)	(1,940)
Other current assets	(762)	(1,755)
Accounts payable	11,245	10,747
Other current liabilities	(7,877)	(3,645)
Current taxes payable	(1,525)	2,554
Other noncurrent assets and liabilities	(1,343)	(954)

Net cash provided by operating activities	3,915	11,063

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,402)	(1,985)
Proceeds from sale of property, plant and equipment	53	547
Acquisition of business, net of cash acquired	(1,279)	(132)
Payment for settlement of net investment hedge	(734)	565

Net cash used in investing activities	(6,362)	(1,005)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock under stock compensation plans	(34)	544
Principal payments on long-term debt	(2,143)	(3,086)
Net borrowing on revolving line of credit	389	—
Excess tax benefits from stock-based compensation	877	368
Dividends paid	(2,133)	(1,990)

Net cash used in financing activities	(3,044)	(4,164)

Effect of exchange rate changes on cash	521	(188)

Net (decrease) increase in cash and cash equivalents	(4,970)	5,706
Cash and cash equivalents, beginning of period	83,418	85,929

Cash and cash equivalents, end of period	$78,448	$91,635